Exhibit 99.2

Femasys Inc. Provides Strategic Update on its FemaSeed® Pivotal Trial Design to Expedite Clinical Program Advancement

- Updated FemaSeed® LOCAL artificial insemination trial design focuses on male factor infertility in patient trial recruitment, with a goal of achieving accelerated enrollment -

ATLANTA, October 20, 2022 -- Femasys Inc. (NASDAQ: FEMY), a biomedical company aiming to meet women's needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health, today announced an updated study design for its FemaSeed® pivotal trial, which will now focus on couples experiencing male factor infertility. This update reflects a revised strategy to address this underserved population experiencing infertility with a goal of facilitating accelerated enrollment.

“Over 60 million couples worldwide face infertility and approximately half is due to male factor infertility,” said Kathy Lee-Sepsick, founder, president and chief executive officer of Femasys. “This represents a dramatic increase in prevalence over the past 40 years and is often overlooked. FemaSeed reduces the journey for sperm to travel by delivering directly to the fallopian tube where conception occurs, making it particularly suitable for male factor infertility. Our revised approach to the FemaSeed LOCAL pivotal trial allows us to focus on a condition where we believe that we can have the greatest impact and aligns with our mission to provide accessible, cost-effective solutions to couples who are looking to conceive.”

Edward Evantash, M.D., chief medical officer of Femasys, added, “As result of the trial redesign, Femasys will be comprehensively evaluating significantly fewer treatment cycles, allowing us to advance our clinical program more efficiently. Most importantly, we hope this will bring us even closer to being able to provide FemaSeed as an alternative to couples, particularly those struggling with male factor infertility.”

The FemaSeed LOCAL de novo clinical trial is a prospective multi-center, unblinded study (NCT04968847) requiring evaluation of up to 214 women undergoing 214 FemaSeed cycles due to male factor infertility. The primary endpoints of the study are to determine the effectiveness (pregnancy rate) and safety over a period of seven weeks post-FemaSeed procedure. Study enrollment is expected to be completed in 2023.

About FemaSeed
FemaSeed features intrauterine directional delivery that deposits sperm locally and directly to the fallopian tube where conception occurs. As the first and only approach, presenting significant advantages over existing artificial insemination solutions, it is intended to become a first-line treatment for infertility.

About Male Factor Infertility
Of all infertility cases, approximately 40–50% is reportedly due to male factor infertility, which represents a dramatic increase in prevalence over the past 40 years.1,2 Sperm counts worldwide have declined by over 50% between 1973 and 2011, with an increasing proportion of men having sperm counts below the threshold to be deemed sub-fertile or infertile.3,4 Assisted forms of reproductive treatment such as in-vitro fertilization (“IVF”) or intracytoplasmic sperm injection (“ICSI”) are both effective first-line treatments but are associated with significant costs (approximately $30,000 USD), are often not covered by health insurance and may pose clinical risks..5

About Femasys
Femasys Inc. is a biomedical company aiming to meet women’s needs worldwide by developing a suite of product candidates that include minimally invasive, in-office technologies for reproductive health. Its two lead product candidates are FemBloc® permanent birth control and FemaSeed® localized directional insemination for infertility. The Company’s product for fallopian tube assessment by ultrasound, FemVue®, and FemCerv®, an endocervical tissue sampler are currently being marketed in the United States. Femasys is also advancing FemCath™, an intrauterine catheter for selective evaluation of the fallopian tubes intended to be marketed alongside its other women-specific medical products in the physician’s office setting. To learn more, visit www.femasys.com or follow us on Twitter and LinkedIn.

References:
1Kumar N., et al. (2015) Trends of male factor infertility, an important cause of infertility: A review of literature. J Hum Reprod Sci. 8(4): pp. 191-196. DOI: 10.4103/0974-1208.170370

2Ravitsky V., et al. (2019) The forgotten men: rising rates of male infertility urgently require new approaches for its prevention, diagnosis and treatment. Biol Reprod,. 101(5), pp. 872-874. DOI: 10.1093/biolre/ioz161

3Zegers-Hochschild F., et al. (2009) International Committee for Monitoring Assisted Reproductive Technology (ICMART) and the World Health Organization (WHO) revised glossary of ART terminology. Fertil Steril. 92: pp. 1520-4. DOI: 10.1016/j.fertnstert.2009.09.009

4Levine H., et al. (2017) Temporal trends in sperm count: a systemic review and meta-regression analysis. Human Reproduction. Vol. 23, No. 6, pp. 646-659. DOI: 10.1093/humupd/dmx022

5American College of Obstetricians and Gynecologists. (2019) Infertility workup for the women’s health specialist. ACOG Committee Opinion No. 781. Obstet Gynecol. 133: e377-84.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. Forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “pending,” “intend,” “believe,” “potential,” “hope,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions, many of which are beyond our control, difficult to predict and could cause actual results to differ materially from what we expect. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ include, among others: our ability to develop and advance our current product candidates and programs into, and successfully initiate, enroll and complete, clinical trials; the ability of our clinical trials to demonstrate safety and effectiveness of our product candidates and other positive results; estimates regarding the total addressable market for our product candidates; our business model and strategic plans for our products, technologies and business, including our implementation thereof; and those other risks and uncertainties described in the section titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other reports as filed with the SEC. Forward-looking statements contained in this press release are made as of this date, and Femasys undertakes no duty to update such information except as required under applicable law.

Contacts:
Investors
Chuck Padala
LifeSci Advisors, LLC
+1-917-741-7792
chuck@lifesciadvisors.com

Media
Karissa Cross, Ph.D.
LifeSci Communications
kcross@lifescicomms.com

Femasys Inc.
Investor Contact:
IR@femasys.com

Media Contact:
Media@femasys.com